Exhibit 10.3

October 3, 2003

Patricia McKay

2301 Northwest 23rd Way

Boca Raton, FL  33431

Dear Pat:

I am pleased to offer you the position of Chief Financial Officer at Restoration Hardware, Inc. (the Company). I’m confident that you will find Restoration to be an exciting and challenging environment in which to work. This letter will confirm the most important details of our offer to you.

Title	Chief Financial Officer reporting to the Chief Executive Officer.

Salary	$350,000 per year, paid bi-weekly. Salary to increase to $375,000 per year, effective June 2004, then $400,000 per year, effective June 2005.

Bonus	You will be guaranteed a minimum bonus of $50,000 for Fiscal 2003, and $125,000 for Fiscal 2004. The bonus will be payable when the Company distributes its annual incentive bonuses.

Management Incentive Program

You will be eligible to participate in the Management Incentive Program. Your eligibility range will be up to 50% of your base pay.  Your guaranteed bonus amounts for Fiscal 2003 and Fiscal 2004 referred to above will be credited against your actual bonus for such years.

Stock Option Grant

250,000 stock options at the fair market value of our common stock on the grant date thereof, to have a grant date concurrent with your first day of employment with the Company.  Stock options will vest at 25% per year, over a four-year period, and have a ten-year term, with other terms being in accordance with the Company’s 1998 Stock Incentive Plan, as amended and restated October 9, 2002.  Your initial option grant will be an incentive stock option to the maximum extent permitted under Section 422 of the Internal Revenue Code.

In the event your employment with the Company is terminated for any reason other than death, disability or for Cause, you will have three months following your termination of employment to exercise the vested portion of your initial option grant.  In the event your employment with the Company is terminated for Cause, your initial option grant will terminate concurrently with your termination of employment.  In the event your employment with the Company is terminated due to your death or disability, you will have twelve months following your termination of employment to exercise the vested portion of your initial option grant.  In no event may your initial option grant be exercised after the expiration of its ten-year term.

Stock Option Grant (con’t)	In addition, the following will be granted:

•     50,000 stock options in June, 2004, at the fair market value of our common stock on the grant date.  Stock options will vest at 25% per year, over a four-year period, and have a ten-year term, with other terms being in accordance with the Company’s 1998 Stock Incentive Plan, as amended and restated October 9, 2002.  This option grant will be an incentive stock option to the maximum extent permitted under Section 422 of the Internal Revenue Code.

•     Beginning in 2005, you will be eligible to receive stock option grants on an annual basis in accordance with the Company’s 1998 Stock Incentive Plan, as amended and restated October 9, 2002. The number of options will be determined by your performance, but the target will be in the range of 20,000 to 40,000 stock options.

Severance

Should you be terminated Not for Cause (as defined in Attachment A) by the Company, other than in connection with a Change of Control (as defined in Attachment B), within the first two (2) years of your employment with the Company, you will receive salary continuation for a period of two (2) years from your termination date and a pro rated bonus based on the greater of (i) your prior year’s bonus payment or (ii) your then current year’s incentive target bonus amount (the “Bonus Amount”), and you also will receive full vesting of your initial stock option grant.  Should you be terminated Not for Cause by the Company, other than in connection with a Change of Control, after your second full year of employment with the Company, you will receive salary continuation for a period of one (1) year from your termination date and a pro rated bonus based on the Bonus Amount, and you also will receive full vesting of your initial stock option grant.  In the event that you resign or are terminated by the Company for Cause (as defined in Attachment A), you will not be eligible to receive any severance pay or any accelerated option vesting.  Your entitlement to any severance payments and acceleration of your stock option grant will be contingent upon your execution of the Company’s written release and expiration of any applicable revocation period to the Company’s written release. See Attachment A.)

Change of Control

Should there be a Change of Control of the Company (See Attachment B) and you, thereafter, are subject to an Involuntary Termination (as defined in Attachment B) by the Company, you will receive, in lieu of any other severance pursuant to this offer letter, a pro rated bonus based on the Bonus Amount and salary continuation for a period of two (2) years from your termination date at the annual rate of your base salary plus the Bonus Amount; plus a possible gross-up payment as set forth in Attachment B.  In addition, your initial stock option grant will vest in full.

Non-Compete Provision

You acknowledge and agree that in your role as Chief Financial Officer you shall acquire confidential and proprietary information belonging to the Company.  To preserve and protect this information and the assets of the Company, and in consideration of the severance and benefits provided to you under this offer letter,  you agree not to work in a capacity that would compete directly with the Company, or solicit any employees or customers of the Company, for a period of one (1) year following the effective date of your resignation from or termination by the Company. (See Attachment C.)  In the event that you breach this provision all severance and other benefits shall cease.

Car Allowance	You will receive a car allowance of $500.00 per month..

401(K) Plan	You will be eligible to participate in the Company’s 401(K) Plan on the first enrollment dates following your date of hire.

Medical Benefits	You will be eligible to participate in the Company’s healthcare program per the Company’s guidelines.

Vacation	15 days (3 weeks) per year.

Employee Discount	You will be eligible for a 40% associate discount on Restoration merchandise.

Miscellaneous Benefits:	You will be eligible for other benefits, if any, to the extent set forth in the attachments hereto.

The language that follows reflects our standard and legally required offer letter language. We don’t mean for it to come across as impersonal, but rather, as sound and necessary information for you to know from the outset of your working relationship with us. The relationship between you and the Company is called “at-will employment.” This means that employment with the Company is for no specific period of time. As a result, either you or the Company is free to terminate your employment relationship at any time for any reason, with or without Cause. This is the full and complete agreement between us on this term. Although your job duties, title, compensation, benefits, or the Company’s policies, practices and procedures may change from time to time, the “at-will” nature of your employment may only be changed  in an express writing signed by you and the Chief Executive Officer of the Company.

Finally, your employment is contingent on you executing a Proprietary Information and Inventions Agreement and providing the Company with legal proof of your identity and authorization to work in the United States at time of hire.

I am enclosing two copies of this letter. Please sign and return one copy to me on your first day of work and keep the other copy for your files.

Pat, we are very excited about you joining the “Resto” team and look forward to your contributions to the growth and success of the Company.

Sincerely,

/s/ Gary Friedman

Gary Friedman

Chief Executive Officer

Þ I understand and agree to the terms of this offer of employment:

/s/ Patricia McKay	10/6/03

Pat McKay	Date

cc:                                 Associate’s File

Attachment A

Severance.  In the event that you are terminated Not for Cause by the Company within the first two (2) years of your employment with the Company, other than in connection with a Change of Control (as defined in Attachment B), you will be eligible to receive severance pay in the form of salary continuation for a period of twenty-four (24) months from your termination date with the Company at an annual rate equal to your base salary and a pro rated bonus based on the greater of (i) your prior year’s bonus payment or (ii) your then current year’s incentive target bonus amount, less applicable deductions and withholdings, payable in regular periodic payments in accordance with the Company’s policy.  (Insert D1 of Attachment D.).  You also will receive full vesting of your initial stock option grant only.  Should you be terminated Not for Cause by the Company after the second full year of your employment with the Company, other than in connection with a Change of Control (as defined in Attachment B), you will be eligible to receive severance pay in the form of salary continuation for a period of twelve (12) months from your termination date with the Company in an aggregate amount equal to your base salary and a pro rated bonus based on the greater of (i) your prior year’s bonus payment or (ii) your then current year’s incentive target bonus amount, less applicable deductions and withholdings, payable in regular periodic payments in accordance with the Company’s policy.  (Insert D1 of Attachment D.). You also will receive full vesting of your initial stock option grant only.  You acknowledge that except as expressly provided in this offer letter, you will not receive any additional compensation, severance or benefits after your termination of employment. You agree and acknowledge that your right to receive the severance payments shall be conditioned upon your execution of a release agreement with the Company containing standard terms and conditions used by the Company at the time for a general release by a senior officer of all claims arising from the officer’s relationship with the Company.  In the event that the Company terminates your employment for Cause, the Company shall pay you all compensation due and owing through the last day actually worked and thereafter the obligations of the Company under this offer letter shall cease.

Definition of Cause and Not for Cause.  The Company may terminate your employment for “Cause”.  A termination of employment is for “Cause” if you have been convicted of a felony involving fraud or dishonesty, you die or suffer from a Disability (as defined below) during your continued employment with the Company or the termination is evidenced by a resolution adopted in good faith by a majority of the Board of Directors of the Company to the effect that you (i) intentionally and continually failed substantially to perform your reasonably assigned duties with the Company (other than a failure resulting from your assignment of duties that would constitute an Involuntary Termination (as defined in Attachment B) following a Change of Control (as defined in Attachment B)), which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to you specifying the manner in which you have failed substantially to perform, or (ii) intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided, that no termination of your employment shall be for Cause as set forth in clause (ii) above until there shall have been delivered to you a copy of a written notice setting forth that you were guilty of the conduct set forth in clause (ii) and specifying the particulars thereof in detail. No act, nor failure to act, on your part shall be considered “intentional” unless you have acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that your action or failure to act was in the best interest of the Company.

For purposes of this offer letter, the term “Not for Cause” shall mean termination of your employment by the Company for reasons other than for “Cause.”

Termination by Employee.  In the event that you elect to terminate your employment for any reason other than in connection with an Involuntary Termination following a Change of Control, the Company shall pay you all compensation due and owing through the last day actually worked and thereafter the obligations of the Company under this offer letter shall cease.

Disability.  “Disability” shall mean that you are unable to carry out the responsibilities and functions of the position held by you by reason of any physical or mental impairment for more than 120 days in any twelve-month period.  If you suffer from a Disability, then, to the extent permitted by law, the Company may terminate your employment.  The Company shall pay to you all compensation to which you are entitled up through the date of termination, and thereafter all obligations of the Company under this offer letter shall cease.  Nothing in this offer letter shall affect your rights under any disability plan in which you are a participant.

Attachment B

Definitions:

“Involuntary Termination” shall mean the termination of your employment which occurs by reason of:

(i)                   your involuntary dismissal or discharge by the Company Not for Cause, or

(ii)                your voluntary resignation following

(A) a change in your position with the Company which materially reduces your duties and responsibilities or the level of management to which you report, (B) a reduction in your level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs), or (C) a relocation of your place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without your consent.

“Change of Control” shall mean any of the following:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any Person (as the term “person” is used for purposes of Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has Beneficial Ownership (as the term “beneficial ownership” is defined under Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, that in determining whether a Change of Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (ii) the Company or any Subsidiary, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(b) The individuals who, as of date this offer letter, are members of the Board of Directors of the Company (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, that if the appointment, election or nomination for election by the Company’s stockholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this offer letter, be considered a member of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(c) A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization satisfies the conditions set forth in clauses (1) and (2) below (any transaction(s) meeting the requirements of clauses (1) and (2) below being referred to herein as “Non-Control Transactions”):

(1) the stockholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

(2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation;

(d) A complete liquidation or dissolution of the Company; or

(e) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary); and

(f) Any other event that at least two-thirds of the Incumbent Board in its sole discretion shall determine constitutes a Change of Control.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any additional voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur; provided further that no Change of Control shall be deemed to have occurred under (a) or (c) above merely because individuals and entities who, individually, as of the date of the offer letter have Beneficial Ownership of at least 5% of the Voting Securities have, immediately after the transaction described in (a) or (c) above, Beneficial Ownership, in the aggregate, of more than 50% of the Voting Securities of the Company or successor or parent thereof if both (i) no one such individual or entity has, immediately after such a transaction, Beneficial Ownership of more than 50% and (ii) the transaction does not result in the Company or successor or parent thereof becoming a private company.

Notwithstanding anything contained in this offer letter to the contrary, if your employment is terminated prior to a Change of Control and the Board of Directors of the Company determines that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control and who subsequently effectuates a Change of Control or (ii) otherwise occurred in connection with, or in anticipation of, a Change of Control which actually occurs, then, for all purposes of this offer letter, the date of a Change of Control with respect to you shall mean the date immediately prior to the date of such termination of your employment.

Excise Tax Payments.

(1) In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to you or for your benefit, paid or payable or distributed or distributable pursuant to the terms of this letter or otherwise in connection with, or arising out of, your employment with the Company or a Change of Control (a “Payment” or “Payments”), would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties (other than interest and penalties imposed by reason of your failure to file timely a tax return or pay taxes shown due on your return) imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(2) An initial determination as to whether a Gross-Up Payment is required pursuant to this letter and the amount of such Gross-Up Payment shall be made by the Company. The Company shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to you within fifteen (15) days of the termination date, if applicable, or such other time as requested by you (provided you reasonably believe that any of the Payments may be subject to the Excise Tax). Upon your request, the Company shall furnish you, at the Company’s expense, with an opinion reasonably acceptable to you from a nationally recognized certified public accounting firm (or an accounting firm of equivalent stature reasonably acceptable to you) that there is a reasonable basis for the Determination. Any Gross-Up Payment determined pursuant to this Section 2 shall be paid by the Company to you within five (5) days of receipt of the Determination.

(3) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Excess Payment”) or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an “Underpayment”).

(a) An Underpayment shall be deemed to have occurred (i) upon notice (formal or informal) to you from any governmental taxing authority that your tax liability (whether in respect of your current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (ii) upon a determination by a court, or (iii) by reason of determination by the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return). If an Underpayment occurs, you shall promptly notify the Company and the Company shall promptly, but in any event at least five (5) days prior to the date on which the applicable government taxing authority has requested payment, pay to you an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties (other than interest and penalties imposed by reason of your failure to file timely a tax return or pay taxes shown due on your return) imposed on the Underpayment.

(b) An Excess Payment shall be deemed to have occurred upon a Final Determination (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion thereof) with respect to which you had previously received a Gross-Up Payment. A “Final Determination” shall be deemed to have occurred when you have received from the applicable government taxing authority a refund of taxes or other reduction in your tax liability by reason of the Excess Payment and upon either (i) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds you and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (ii) the statute of limitations with respect to your applicable tax return has expired.  If an Excess Payment is determined to have been made, you shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

(4) Notwithstanding anything contained in this letter to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

Attachment C

Restriction on Competition.  You acknowledge and agree that in your role as Chief Financial Officer you shall acquire confidential and proprietary information belonging to the Company.  To preserve and protect this information and the assets of the Company, including the goodwill and customers of the Company of which you will have an interest in your role as an employee and officer of the Company, or its subsidiaries, and to preserve and protect the goodwill and business interests of the Company going forward, and in consideration of the severance and benefits provided to you under the offer letter, you agree that, for a period of one (1) year from your  termination of employment for any reason (the “Restricted Period”), you will not directly or indirectly engage in, or have any ownership interest in, or participate in the financing operation, management or control of, any person, firm, corporation or business that engages in the Restricted Business of Restoration Hardware, Inc.  “Restricted Business of Restoration Hardware, Inc.” is defined as Insert D2 of Attachment D.

Restrictions on Solicitation after Termination.  In consideration of the severance and benefits provided to you under the offer letter, you agree that, during the Restricted Period, you shall not, without the prior written consent of the Company, directly or indirectly, including, without limitation, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant, independent contractor or agent of any person, partnership, corporation or other business organization or entity other than the Company (i) solicit or endeavor to entice away from the Company any person or entity who is, or during the then most recent 8-month period was, employed by, or had served as an agent or key consultant of the Company, or (ii) solicit or endeavor to entice away from the Company any person or entity who is, or was within the then most recent 8-month period, a customer of the Company; (iii) attempt to solicit any business that is related to the business of the Company or any business that is competitive with the Company.  Furthermore, during the Restricted Period, you shall not, for yourself or for any other entity, hire or employ any person who is, or during the then most recent 8-month period was, employed by, or had served as an agent or key consultant of, the Company.

Attachment D

D1. Medical Benefits As Part Of Severance.  You shall be entitled to continue medical benefit coverage for yourself and your eligible dependents until the later of the date that you become entitled to medical benefits from another employer or the end of the period of base salary continuation, subject to your payment of applicable premiums, if any, at the same rate that would have applied had you remained an officer of the Company.

D2. Definition of “Restricted Business of Restoration Hardware, Inc.”  “Restricted Business of Restoration Hardware, Inc.” shall mean (a) a retail company, including without limitation, a subsidiary or business unit of such company, where an aggregate of 25% or more of its revenue (including revenue of any subsidiary or business unit) is derived from the home furnishings business, including without limitation, lighting, floor covering, furniture, hardware and tools, or hard goods business or (b) a manufacturer, supplier or other vendor that has a material vendor relationship with the Company.